EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Toyota Motor Credit Corporation
We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with Applicable Regulation AB Servicing Criteria for Toyota Motor Credit Corporation, that Toyota Motor Credit Corporation complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all publicly issued asset-backed security transactions backed by consumer auto retail installment sale contracts for which the Company is the servicer and that were issued on or after January 1, 2006 (the “Platform”) described in the accompanying Report on Assessment of Compliance with Applicable Regulation AB Servicing Criteria for Toyota Motor Credit Corporation, as of December 31, 2016 and for the year then ended, excluding criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(ix) through 1122(d)(4)(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. As described in management’s assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iv), and 1122(d)(4)(vi) through 1122(d)(4)(viii), the Company has engaged various vendors to perform the activities required by these servicing criteria.  The Company has determined that these vendors are not considered servicers as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Compliance and Disclosure Interpretation 200.06 of the SEC Division of Corporation Finance’s interpretations of the rules adopted under Regulation AB and the Securities Act and the Exchange Act (“Interpretation 200.06”).  As permitted by Interpretation 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor.  The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s determination of its eligibility to use Interpretation 200.06.  Management is responsible for the Company’s compliance with the servicing criteria.  Our responsibility is to express an opinion on the Company’s compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria.  Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
In our opinion, management’s assertion that Toyota Motor Credit Corporation complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2016 for the Platform is fairly stated, in all material respects.
/s/ PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
March 27, 2017